SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ____________)<F1>

                         Wintrust Financial Corporation
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    97650W108
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                                 (CUSIP Number)

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       <F1>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of he Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 97650W108                    13G                    PAGE 1 OF 4 PAGES

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Howard D. Adams
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]

                                                                         (b) [ ]
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3.       SEC USE ONLY
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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
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                          5.   SOLE VOTING POWER

                               456,200 shares
                          ------------------------------------------------------
        NUMBER OF         6.   SHARED VOTING POWER
         SHARES
      BENEFICIALLY             29,626 shares
        OWNED BY          ------------------------------------------------------
          EACH            7.    SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH              456,200 shares
                          ------------------------------------------------------
                          8.    SHARED DISPOSITIVE POWER

                                29,626 shares
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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         485,826 shares
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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [ ]
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.0%
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12.      TYPE OF REPORTING PERSON

         IN
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

ITEM 1 (A)        NAME OF ISSUER:
                  Wintrust Financial Corporation

ITEM 1 (B)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  727 North Bank Lane
                  Lake Forest, Illinois 60045

ITEM 2 (A)        NAME OF PERSON FILING:
                  This filing is made on behalf of Howard D. Adams.

ITEM 2 (B)        ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
                  727 North Bank Lane, Suite 303
                  Lake Forest, Illinois 60045

ITEM 2 (C)        CITIZENSHIP:
                  Mr. Adams is a United States citizen.

ITEM 2 (D)        TITLE OF CLASS OF SECURITIES:
                  Common Stock

ITEM 2 (E)        CUSIP NUMBER:
                  97650W 10 8

ITEM 3 IF THE STATEMENT IS BEING FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) CHECK WHETHER THE PERSON IS A:
                  Not applicable

ITEM 4            OWNERSHIP:

                  a.       Amount Beneficially Owned:  485,826 shares

                  b.       Percent of Class:  6.0%

                  c.       Number of shares as to which such person has:

                           (i)      Sole power to vote or direct the vote:
                                    456,200 shares*

                           (ii)     Shared power to vote or direct the vote:
                                    29,626 shares**

                           (iii)    Sole power to dispose or direct the
                                    disposition of: 456,200 shares*

                           (iv) Shared power to dispose or direct the disposition of: 29,626 shares**

                                    ----------
                                    *        Includes 15,529 shares subject to
                                             currently exercisable options and
                                             warrants. Also includes 29,517
                                             shares held in trust for the
                                             benefit of Mr. Adams' son and 2,957
                                             shares held in a charitable
                                             foundation with respect to which
                                             shares Mr. Adams disclaims
                                             beneficial ownership.

                                    **       Reflects shares held by Mr. Adams'
                                             wife.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  Not applicable

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:
                  Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:
                  Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF A GROUP:
                  Not applicable

ITEM 10           CERTIFICATION:

                  By signing below the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer securities and were not acquired in the connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:   February 13, 1998                          By:  /s/ HOWARD D. ADAMS
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                                                             Howard D. Adams
                                       4